EXHIBIT 99.1

CPI Corp.
news for immediate release                 FOR RELEASE June 7, 2012

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2012 FIRST-QUARTER RESULTS AND
CREDIT AGREEMENT AMENDMENT

ST. LOUIS, June 7, 2012 - CPI Corp. (OTCQX: CPIC) today reported a new amendment to its existing Credit Agreement and the results for the fiscal 2012 first quarter ended April 28, 2012.

•	On June 6, 2012, the Company entered into the Second Amendment to the Credit Agreement.

•	Fiscal 2012 first-quarter net sales declined 21% to $70.3 million from $88.6 million in the prior-year first quarter.

◦	First-quarter PictureMe Portrait Studio® brand comparable store sales, described herein, decreased 19% versus the same period last year.

◦	First-quarter Sears Portrait Studio brand comparable store sales, described herein, decreased 20% versus the same period last year.

◦	First-quarter Kiddie Kandids® comparable store sales, described herein, decreased 17% versus the same period last year.

•	Fiscal 2012 first-quarter Adjusted EBITDA declined to $3.0 million from $8.8 million in the prior-year first quarter due to comparable store sales declines, offset in part by cost reductions.

•
Fiscal 2012 first-quarter diluted EPS declined to a loss of ($0.66) per share compared with earnings of $0.11 per share in the prior-year period primarily due to comparable store sales declines and certain other charges.

"We appreciate the support and the spirit of partnership our lenders have shown us throughout this process," said James Abel, Interim Chief Executive Officer and President. "Yesterday's action removes a significant uncertainty from our business."

Liquidity Update
Since late in fiscal 2011, the Company has been in active discussions with its lenders to obtain a short-term financial covenant compliance waiver to cure the existing defaults under its Credit Agreement. On May 23, 2012, the Company entered into a forbearance agreement with its lenders that, among other items, suspended the lenders rights and remedies under the Credit Agreement through July 21, 2012. The second amendment to the Credit Agreement, as discussed below, waived the existing defaults and terminated the forbearance period.

On June 6, 2012, the Company entered into the second amendment to the Credit Agreement (the “Second Amendment”). This amendment and its impact on the Credit Agreement will be described in and filed as an exhibit to the first quarter of 2012 10-Q.

In connection with the Second Amendment, the Company granted the lenders warrants to purchase an aggregate amount equal to 19 and 9/10ths percent (19.9%) of the common stock of the Company. These warrants have an exercise price of $0.40. The warrant agreement will be described in and filed as an exhibit to the first quarter of 2012 10-Q.

In connection with the Second Amendment, and to alleviate near-term liquidity concerns, the Company entered into amendments to its host agreements with Walmart and Sears. These amendments allow the Company to delay certain near-term fees and lease payments until December 2012, at which time the Company will pay the delayed amounts due plus accrued interest. Additionally, the revision to the host agreement with Sears arranges for the Company to issue Sears 200,000 shares of common stock.

First-Quarter 2012 Results
The Company reported a net (loss) income of ($4.6) million and $0.7 million, or ($0.66) and $0.11 per diluted share, for the first quarters ended April 28, 2012, and April 30, 2011, respectively.  Earnings in the period were significantly affected by comparable store sales declines and certain other charges related principally to studio closure costs, severance and costs incurred in connection with the debt negotiation. Adjusted EBITDA declined to $3.0 million in the first quarter of 2012 from $8.8 million in the prior year first quarter.

Net sales for the first quarter of fiscal 2012 decreased $18.3 million, or 21%, to $70.3 million from the $88.6 million reported in the fiscal 2011 first quarter.  Net sales for the 2012 first quarter were negatively impacted by net studio closings ($5.4 million) and other items ($151,000), offset in part by a net revenue recognition change ($2.9 million).  Excluding the above impacts, comparable same-store sales in the quarter decreased approximately 19%.

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $2.7 million, decreased 19% in the first quarter of 2012 to $35.4 million from $43.7 million in the first quarter of 2011.  The decrease in PMPS sales for the first quarter was the result of a 14% decrease in the number of sittings and a 6% decrease in the average sale per customer sitting.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $2,000, decreased 20% in the first quarter of 2012 to $26.9 million from $33.7 million in the first quarter of 2011.  The decrease in SPS sales for the first quarter was the result of a 9% decline in the average sale per customer sitting and a 13% decline in the number of sittings.

Net sales from the Company’s Kiddie Kandids® (KK) studio operations, on a comparable same-store basis, excluding impacts of net revenue recognition change, studio closures and other items totaling $377,000, decreased 17% in the first quarter of 2012 to $2.6 million from $3.1 million in the first quarter of 2011.  The decrease in KK sales for the first quarter was the result of a 19% decline in the average sale per customer sitting, offset in part by a 2% increase in the number of sittings.

The Bella Pictures® operations contributed approximately $760,000 in net sales in the first quarter of 2012, down 17% from net sales of $910,000 in the first quarter of 2011.

Costs and expenses were $73.7 million in the first quarter of 2012, compared with $87.1 million in the comparable prior-year period.

Cost of sales, excluding depreciation and amortization expense, decreased to $5.4 million in the first quarter of 2012, from $6.4 million in the first quarter of 2011 primarily due to lower overall production levels, offset in part by decreases in silver recovery receipts.

Selling, general and administrative (SG&A) expense declined to $61.9 million in the first quarter of 2012, from $73.5 million in the first quarter of 2011, primarily due to net reductions in studio, field and corporate employment costs, lower host commission expense due to lower sales levels, reduced advertising expenses and lower employee insurance and benefit costs.

Depreciation and amortization expense was $2.2 million in the first quarter of 2012, compared with $4.0 million in the first quarter of 2011.  Expense decreased in 2012 primarily as a result of significant impairment charges recognized during the fourth quarter of fiscal year 2011, which resulted in lowering or eliminating the depreciable base on many of the Company's long-lived assets.

In the first quarter of 2012, the Company recognized charges of $4.1 million in other charges and impairments, compared with $3.2 million in the first quarter of 2011.  The current-quarter charges primarily relate to studio closure costs, severance and costs incurred in connection with the debt negotiation.  The prior-year charges primarily related to certain litigation costs, severance and costs incurred in connection with the Bella Pictures® Acquisition.

Net interest expense increased to $775,000 in the first quarter of 2012, from $625,000 in the first quarter of fiscal 2011 primarily as the result of higher average borrowings.

Income tax expense was $388,000 and $305,000 in the first quarters of 2012 and 2011, respectively.  The resulting effective tax rates were (9)% and 32% in 2012 and 2011, respectively.  The change in the effective tax rate in 2012 was primarily due to the establishment of valuation allowances against the Company's deferred tax assets as of April 28, 2012 and the impact of current income taxes payable in certain foreign taxing jurisdictions.

Studio Closures
During the first quarter of fiscal 2012, the Company closed 349, 5 and 125 underperforming PMPS, SPS and KK studios, respectively. The determination to close the PMPS studio locations, 4 of the SPS studios (free-standing) and 22 of the KK studio locations was the result of an in-depth analysis by the Company of its portfolio in an effort to focus resources in a manner that will generate the greatest long-term shareholder value. The decision to close the additional 103 KK studio locations was the result of certain minimum sales requirements not being met as stipulated by the host agreement with Toys “R” Us. As a result of the closings, the Company incurred $2.3 million in total exit costs in the first fiscal quarter of 2012.

Preliminary Second-Quarter Net Sales
The Company's preliminary comparable same-store net sales on a point-of-sale basis for the first four (4) weeks of the second quarter of fiscal 2012 declined 12% to $18.4 million from $20.8 million in the same period last year. The number of sittings increased 5% from the prior year, but the average sale per customer sitting more than offset this increase, decreasing 16% period over period.

Investor Relations
CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public. You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories. Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at more than 2,500 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers. CPI's digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook with respect to its significant liquidity challenges and ability to continue as a going concern, the integration of the Bella Pictures® business, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.

Such risks include, but are not limited to: the Company's ability to operate as a going concern, the Company's ability to refinance its indebtedness prior to the expiration of its Credit Agreement, the Company's need for additional liquidity, the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company’s business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, the Company's ability to comply with its debt covenants under its Credit Agreement, as amended by the Second Amendment, restrictions on the Company’s business imposed by agreements governing its debt, the Company's ability to generate sufficient cash flow or raise additional capital to cover its operating expenses, the inability of the Company to pay dividends, the integration of the Bella Pictures® operations into the Company and the continued development and operation of the Bella Pictures® business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids® business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan, impact of foreign currency translation and the limited trading market of our stock.

The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
(unaudited)

	12 Weeks Ended
	April 28, 2012	April 30, 2011
Net sales	$70,319	$88,638

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	5,441	6,408
Selling, general and administrative expenses	61,949	73,534
Depreciation and amortization	2,219	4,016
Other charges	4,090	3,177
	73,699	87,135

(Loss) income from operations	(3,380)	1,503

Interest expense, net	775	625
Other (expense) income, net	(149)	89

(Loss) income from operations before income tax expense	(4,304)	967

Income tax expense	388	305

Net (loss) income	(4,692)	662
Net loss attributable to noncontrolling interest	(48)	(85)

NET (LOSS) INCOME ATTRIBUTABLE TO CPI CORP.	$(4,644)	$747

NET (LOSS) INCOME PER COMMON SHARE

Net (loss) income per common share attributable to CPI Corp. - diluted	$(0.66)	$0.11

Net (loss) income per common share attributable to CPI Corp. - basic	$(0.66)	$0.11

Weighted average number of common and common equivalent shares outstanding - diluted	7,014	6,998

Weighted average number of common and common equivalent shares outstanding - basic	7,014	6,992

...more

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)
(unaudited)

	12 Weeks Ended
	April 28, 2012	April 30, 2011

Capital Expenditures	$1,296	$2,097

EBITDA is calculated as follows:
Net (loss) income attributable to CPI Corp.	(4,644)	747
Income tax expense	388	305
Interest expense, net	775	625
Depreciation and amortization	2,219	4,016
Other non-cash charges, net	120	13

EBITDA (1) & (5)	$(1,142)	$5,706

Adjusted EBITDA (2)	$2,978	$8,781

EBITDA margin (3)	(1.62)%	6.44%

Adjusted EBITDA margin (4)	4.23%	9.91%

(1) EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$(1,142)	$5,706
EBITDA adjustments:
Litigation costs	220	1,743
Severance and related costs	728	672
Studio closure costs	2,273	—
Debt renegotiation costs	633	—
Bella Pictures Acquisition costs	39	752
Translation loss (gain)	153	(102)
Other	74	10

Adjusted EBITDA	$2,978	$8,781

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.
(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.
(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flows from continuing operations follows:

	12 Weeks Ended
	April 28, 2012	April 30, 2011

EBITDA	$(1,142)	$5,706
Income tax expense	(388)	(305)
Interest expense, net	(775)	(625)
Adjustments for items not requiring cash:
Deferred income taxes	—	(406)
Deferred revenues and related costs	1,003	3,502
Other, net	424	(448)
Decrease (increase) in current assets	577	(3,487)
Increase (decrease) in current liabilities	(3,799)	(461)
Increase (decrease) in current income taxes	467	(1,318)

Cash flows from continuing operations	$(3,633)	$2,158

...more

CPI CORP.
CONSOLIDATED BALANCE SHEETS
APRIL 28, 2012 AND APRIL 30, 2011
(In thousands)
(unaudited)

	April 28, 2012	April 30, 2011
Assets

Current assets:
Cash and cash equivalents	$5,814	$6,131
Other current assets	16,065	26,148
Net property and equipment	17,290	34,716
Intangible assets	39,874	59,549
Other assets	11,327	21,597

Total assets	$90,370	$148,141

Liabilities and stockholders' (deficit) equity

Current liabilities	$117,863	$52,040
Long-term debt obligations	—	52,900
Other liabilities	35,822	30,200
Stockholders' (deficit) equity	(63,315)	13,001

Total liabilities and stockholders' (deficit) equity	$90,370	$148,141

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